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                                                                    EXHIBIT 99.3

                 HP, Qwest Communications and InfoCure Team to
                Build Application Service Provider E-Service for
                      Physicians and Healthcare Practices

     PALO ALTO, Calif., DENVER and ATLANTA, Dec. 22 /PRNewswire/ --Hewlett-Packard Company, Qwest Communications International Inc. and InfoCure Corporation (Nasdaq: INCX) today announced they are working together to enable InfoCure to offer its VitalWorks practice management software as an Application Service Provider (ASP) to physicians and healthcare practices. The new VitalWorks e-service will provide physicians and healthcare practice staff with greater efficiencies; reduced costs; improved connectivity to insurance companies, pharmacies and laboratories; as well as faster, more complete access for authorized staff to secure patient records.

     InfoCure, one of the world's first healthcare-practice management software providers to offer a browser-based product over the Internet on an on-tap basis, is leveraging Qwest's state-of-the-art CyberCenters throughout the United States, as well as Qwest's nationwide Internet Protocol-based communications network. HP is already a preferred provider of computing products to Qwest and is a provider of products, services and financing to InfoCure and InfoCure's customers.

     Leveraging HP's financing services to offer subscription pricing, InfoCure intends to sell and lease to its on-tap customers HP personal computers and handheld devices with which they can access VitalWorks, and will continue to provide consulting and full life-cycle support services.

     By the end of March 2000, Qwest expects to provide InfoCure and its customers with access to VitalWorks through its state-of-the art fiber-optic network, with technical and engineering staff monitoring the application 24x7. At Qwest's facilities, VitalWorks will run on HP NetServer systems running Microsoft(R) Windows NT(R).

     InfoCure will also sell Qwest's Internet Access to its customers and will be supported through the Qwest Business Partner Program (QBPP), which recently launched the industry's first ASP program, called Q.ASP, to help independent software vendors and systems integrators who are initiating an ASP solution. The QBPP, launched in July, offers resellers a complete range of Internet solutions, including high-speed dedicated Internet access, Web- and application-hosting, and Microsoft Windows(R) 2000-based virtual private networks.

     "For the first time in our industry, a major Healthcare Information Systems
(HCIS) provider with a substantial customer franchise and distribution capability has brought together the necessary elements to take advantage of the Internet to improve services to customers," said Frederick L. Fine, president and chief executive officer of InfoCure. "Both HP and Qwest provide InfoCure with tremendous stability, scalability and leadership in both computing and communications technology. We couldn't have better partners to help us build our ASP offering."

     InfoCure has more than 100,000 licensed doctors worldwide utilizing its practice management software. InfoCure maintains a state-of-the-art service, support and distribution infrastructure for its established ISV and technology services business. It anticipates that the majority of its current and new customers will opt for the VitalWorks e-service offering within the next few years.

     "With first-mover advantage and a great product, InfoCure is in a tremendous position with its

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new ASP strategy," said Craig White, senior vice president and general manager of HP Technology Finance. "The HCIS portion of the healthcare industry is a large and important market, and InfoCure clearly understands how to take advantage of the opportunities presented by this market, the Internet and the rise of apps-on-tap."

     "InfoCure's participation in the Q.ASP program confirms Qwest's leadership in providing innovative solutions to independent software vendors that transform their businesses into Internet business models," said Roger Attick, Qwest's senior vice president of Alternate Channel Markets. "We are delighted that a market-leading company such as InfoCure has selected Qwest's market-leading broadband applications and services to gain entry to the very lucrative HCIS space."

     About Qwest

     Qwest Communications International Inc. (Nasdaq: QWST) is a leader in reliable, scalable and secure broadband Internet-based data, voice and image communications for businesses and consumers. The Qwest Macro Capacity(R) Fiber Network, designed with the newest optical networking, spans more than 18,500 miles in the United States, with an additional 315-mile network to be completed by the end of the year. In addition, KPNQwest (Nasdaq: KQIP - news), Qwest's European joint venture with KPN, the Dutch telecommunications company, is building and will operate a high-capacity European fiber optic, Internet-based network that will span 9,150 miles when it is completed in 2001. Qwest also has completed a 1,400-mile network in Mexico. For more information, please visit the Qwest web site at www.qwest.com.

     About InfoCure Corporation

     InfoCure Corporation is a leading national provider of healthcare practice management software products and services to targeted healthcare practice specialties, including anesthesiology, dermatology, emergency medicine, oral and maxillofacial surgery, orthodontics, dentistry, ophthalmology, pathology, podiatry and radiology, as well as enterprise-wide medical entities. The Company's wide range of practice management software products automates the administrative, financial and clinical information management functions for doctors and other healthcare providers. InfoCure provides its customers with ongoing software support, training and electronic data interchange (EDI) services. Visit InfoCure at www.infocure.com.

     About HP

     Hewlett-Packard Company -- a leading global provider of computing and imaging solutions and services for business and home -- is focused on capitalizing on the opportunities of the Internet and the proliferation of electronic services.

     HP plans to launch Agilent Technologies as an independent company by mid-calendar 2000. Agilent consists of HP's test and measurement, semiconductor products, chemical analysis and healthcare solutions businesses, and has leading positions in multiple market segments.

     HP has 83,200 employees worldwide and had total revenue from continuing operations of $42.4 billion in its 1999 fiscal year. Information about HP, its products and the company's Year 2000 program can be found on the World Wide Web at http://www.hp.com.

     Microsoft, Windows NT and Windows are U.S. registered trademarks of Microsoft Corp.

     This release may contain forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the

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documents filed by Qwest with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including potential fluctuations in quarterly results, dependence on new product development, rapid technological and market change, failure to maintain rights of way, financial risk management and future growth subject to risks, Qwest's ability to achieve Year 2000 compliance, adverse changes in the regulatory or legislative environment, and failure to complete the merger with U S WEST and achieve projected synergies and financial results timely or at all. This release may include analysts' estimates and other information prepared by third parties, for which Qwest assumes no responsibility. Qwest undertakes no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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